Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2019

- Income Before Tax Decreased 2.8% Compared to the Prior Year and Increased 12.4% on an Adjusted Basis -
- Announces Domestic Acquisition of Northwood, ND Dealership -
- Company Updates Fiscal 2020 Modeling Assumptions -

West Fargo, ND – November 26, 2019 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2019.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Our higher margin parts and service business experienced strong growth during the seasonally important third quarter and drove higher gross profits across all three of our segments. This strong parts and service activity helped generate solid performance in our Agriculture segment, which grew top and bottom line despite very difficult harvest conditions and persistent macroeconomic uncertainty. While we wait for the environment to stabilize, we remain focused on providing exceptional customer care and managing the controllable aspects of our business, which poises us well for growth and enhanced profitability once industry conditions improve."
Fiscal 2020 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2020, revenue was flat versus the prior year at $360.9 million. Equipment sales were $246.0 million for the third quarter of fiscal 2020, compared to $253.8 million in the third quarter last year. Parts sales were $70.8 million for the third quarter of fiscal 2020, compared to $64.6 million in the third quarter last year. Revenue generated from service was $27.6 million for the third quarter of fiscal 2020, compared to $24.8 million in the third quarter last year. Revenue from rental and other was $16.6 million for the third quarter of fiscal 2020, compared to $17.7 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2020 was $71.8 million, compared to $69.5 million in the third quarter last year. Gross profit margins increased 60 basis points to 19.9% versus the comparable period last year. The increase in gross profit and margin percentage is due to the strong performance of our parts and service business in the current quarter.

Operating expenses increased by $4.9 million to $58.2 million, or 16.1% of revenue, for the third quarter of fiscal 2020, compared to $53.3 million, or 14.8% of revenue, for the third quarter of last year. Current quarter expenses were impacted by ERP transition costs incurred in the quarter and increased costs associated with supporting increased activity levels in our Agriculture and Construction segments.

Floorplan and other interest expense, which totaled $2.4 million in the third quarter of fiscal 2020, decreased a combined $1.1 million, or 30.8%, compared to the third quarter of last year. Most of the decrease was due to lower interest expense resulting from the May 1, 2019 retirement of the remaining balance of the Company’s convertible notes.

Net income in the third quarter of fiscal 2020 was $8.2 million, or earnings per diluted share of $0.37, compared to net income of $10.8 million, or earnings per diluted share of $0.48, for the third quarter of last year.

On an adjusted basis, net income for the third quarter of fiscal 2020 was $9.9 million, or adjusted earnings per diluted share of $0.44, compared to adjusted net income of $10.9 million, or adjusted earnings per diluted share of $0.49, for the third quarter of last year.

Our net income and adjusted net income for the third quarter of fiscal 2020 were impacted by a higher effective tax rate due to foreign currency taxable gains in our Ukrainian business. These gains increased our effective tax rate by approximately seven percentage points, which negatively impacted our earnings per diluted share and adjusted earnings per diluted share by approximately $0.04 in the current quarter.

Adjusted EBITDA was $21.8 million in the third quarter of fiscal 2020, compared to $21.0 million in the third quarter of last year.

Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2020 was $214.1 million, compared to $209.7 million in the third quarter last year. The increase in revenue was driven by increased parts and service revenues. Income before income taxes for the third quarter of fiscal 2020 was $10.3 million, compared to $9.4 million of income before income taxes and $9.9 million of adjusted income before income taxes, in the third quarter last year.
Construction Segment - Revenue for the third quarter of fiscal 2020 was $78.0 million, compared to $77.0 million in the third quarter last year. The increase in revenue was the result of increased parts and service revenues. Income before income taxes for the third quarter of fiscal 2020 was $0.3 million, compared to $1.2 million in the third quarter last year. Adjusted income before income taxes for the third quarter of fiscal 2020 was $0.4 million, compared to $0.8 million in the third quarter last year.
International Segment - Revenue for the third quarter of fiscal 2020 was $68.8 million, compared to $74.2 million in the third quarter last year. The decrease in revenue was the result of lower equipment sales, partially offset by increased parts and service revenues. Income before income taxes for the third quarter of fiscal 2020 was $2.1 million, compared to $2.6 million in the third quarter last year.
Fiscal 2020 First Nine Months Results
Revenue was $954.2 million for the first nine months of fiscal 2020, compared to $901.9 million for the same period last year. Net income for the first nine months of fiscal 2020 was $13.3 million, or $0.60 per diluted share, compared to a net income of $14.3 million, or $0.65 per diluted share, for the same period last year. On an adjusted basis, net income for the first nine months of fiscal 2020 was $17.2 million, or $0.77 per diluted share, compared to adjusted net income of $15.5 million, or $0.71 per diluted share, in the same period last year. Adjusted EBITDA was $45.0 million in the first nine months of fiscal 2020, compared to $43.0 million in the same period last year.
Balance Sheet and Cash Flow
The Company ended the third quarter of fiscal 2020 with $52.4 million of cash. The Company’s inventory level increased to $624.2 million as of October 31, 2019, compared to $491.1 million as of January 31, 2019. This inventory increase includes a $126.6 million increase in equipment inventory, which reflects an increase in new equipment inventory of $159.6 million, partially offset by a $33.0 million decrease in used equipment inventory. The Company had $445.7 million outstanding floorplan payables on $660.0 million total floorplan lines of credit as of October 31, 2019, compared to $273.8 million outstanding floorplan payables as of January 31, 2019. The increase in our floorplan payable balance is primarily due to increased equipment inventory levels and the payoff of the Company's convertible notes on May 1, 2019.

In the first nine months of fiscal 2020, the Company’s net cash used for operating activities was $8.3 million, compared to net cash provided by operating activities of $11.7 million in the first nine months of fiscal 2019. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $35.0 million in the first nine months of fiscal 2020, compared to net cash provided by operating activities of $1.5 million in the first nine months of fiscal 2019.
Closing of Northwood Acquisition
On October 1, 2019, the Company closed on its acquisition of Uglem-Ness Co., which consists of one CaseIH agriculture dealership location in Northwood, North Dakota. In its most recent fiscal year, Northwood generated revenue of approximately $25 million. The total purchase price was $8.8 million, which does not include the future purchase of $2.1 million in real estate as well as $7.4 million of associated new inventory that the Company concurrently purchased from CNH Industrial under standard terms. The Company expects the acquisition to be accretive to earnings in the first year of ownership.

Mr. Meyer concluded, "We are extremely excited about bringing Northwood into the Titan Machinery family and expanding our footprint in the Red River Valley. The addition of this location will further support the service network we provide our customers in this important growing region. We are including Northwood's expected contributions in our modeling assumptions for the balance of the year and remain confident in our ability to achieve our Agriculture growth assumption for Fiscal 2020 despite the difficult harvest conditions our customers continue to experience. However, a higher effective consolidated tax rate and continued market driven challenges within our International Segment are pressuring our previous modeling assumptions. As a result, we are refining our Diluted and Adjusted Diluted EPS assumptions to the lower half of our prior expected ranges."
Updated Fiscal 2020 Modeling Assumptions
The following are the Company's current expectations for fiscal 2020 modeling assumptions:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 2-7%	Up 2-7%
Construction	Up 5-10%	Up 5-10%
International(2)	Flat	Up 2-7%

Diluted EPS	$0.50 - $0.60	$0.50 - $0.70
Adjusted Diluted EPS(3)	$0.75 - $0.85	$0.75 - $0.95

(1)Includes the partial year impact of the Northwood, ND acquisition completed on October 1, 2019.
(2)Includes the full year impact of the AGRAM acquisition completed on July 2, 2018.
(3)Excludes approximately $0.25 per diluted share impact of anticipated ERP-related expenses to be incurred with external consultants/vendors as well as the incremental impact of accelerated amortization of our existing ERP platform such that the assets are fully amortized when replaced, which is anticipated to occur in the first half of fiscal 2021.

Three and Nine Months Ended October 31, 2018 Revenue and Cost of Revenue Amounts
The revenue and cost of revenue amounts reported for the three and nine month periods ended October 31, 2018 are presented on an as corrected basis following the correction of an immaterial error as previously reported in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019. See this Annual Report on Form 10-K and the to-be-filed quarterly report on Form 10-Q for the three and nine months ended October 31, 2019 for additional information.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, December 10, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13696348.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as costs associated with our restructuring activities, impairment charges, and the charges associated with our ERP transition. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2020, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2019	January 31, 2019
Assets
Current Assets
Cash	$52,420	$56,745
Receivables, net of allowance for doubtful accounts	88,907	77,500
Inventories	624,215	491,091
Prepaid expenses and other	7,857	15,556
Total current assets	773,399	640,892
Noncurrent Assets
Property and equipment, net of accumulated depreciation	148,090	138,950
Operating lease assets	92,124	—
Deferred income taxes	3,398	3,010
Goodwill	2,291	1,161
Intangible assets, net of accumulated amortization	9,059	7,247
Other	1,163	1,178
Total noncurrent assets	256,125	151,546
Total Assets	$1,029,524	$792,438

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$24,439	$16,607
Floorplan payable	445,726	273,756
Senior convertible notes	—	45,249
Current maturities of long-term debt	13,280	2,067
Current operating lease liabilities	12,002	—
Deferred revenue	12,878	46,409
Accrued expenses and other	39,392	36,364
Total current liabilities	547,717	420,452
Long-Term Liabilities
Long-term debt, less current maturities	35,754	20,676
Operating lease liabilities	90,063	—
Deferred income taxes	5,586	4,955
Other long-term liabilities	8,125	11,044
Total long-term liabilities	139,528	36,675
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	249,984	248,423
Retained earnings	97,044	89,228
Accumulated other comprehensive loss	(4,749)	(2,340)
Total stockholders' equity	342,279	335,311
Total Liabilities and Stockholders' Equity	$1,029,524	$792,438

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Revenue
Equipment	$245,986	$253,793	$654,376	$625,188
Parts	70,788	64,609	181,928	166,923
Service	27,553	24,808	77,215	68,013
Rental and other	16,609	17,703	40,688	41,734
Total Revenue	360,936	360,913	954,207	901,858
Cost of Revenue
Equipment	219,484	225,520	583,345	555,923
Parts	49,834	45,666	128,380	118,254
Service	8,950	7,756	25,170	21,918
Rental and other	10,894	12,429	27,612	29,762
Total Cost of Revenue	289,162	291,371	764,507	725,857
Gross Profit	71,774	69,542	189,700	176,001
Operating Expenses	58,184	53,306	165,594	147,665
Impairment of Long-Lived Assets	51	304	186	459
Restructuring Costs	—	(151)	—	414
Income from Operations	13,539	16,083	23,920	27,463
Other Income (Expense)
Interest income and other income (expense)	1,273	160	2,687	2,002
Floorplan interest expense	(1,448)	(1,856)	(3,724)	(4,932)
Other interest expense	(955)	(1,617)	(3,562)	(6,137)
Income Before Income Taxes	12,409	12,770	19,321	18,396
Provision for Income Taxes	4,195	1,994	6,041	4,055
Net Income	8,214	10,776	13,280	14,341

Diluted Earnings per Share	$0.37	$0.48	$0.60	$0.65
Diluted Weighted Average Common Shares	21,976	21,842	21,942	21,806

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2019	2018
Operating Activities
Net income	$13,280	$14,341
Adjustments to reconcile net income to net cash used for operating activities
Depreciation and amortization	21,061	17,889
Impairment	186	459
Other, net	12,281	8,325
Changes in assets and liabilities
Inventories	(133,929)	(28,704)
Manufacturer floorplan payable	113,632	28,992
Other working capital	(34,800)	(29,576)
Net Cash Provided by (Used for) Operating Activities	(8,289)	11,726
Investing Activities
Property and equipment purchases	(20,402)	(9,120)
Proceeds from sale of property and equipment	1,386	1,101
Acquisition consideration, net of cash acquired	(11,752)	(15,299)
Other, net	13	(399)
Net Cash Used for Investing Activities	(30,755)	(23,717)
Financing Activities
Net change in non-manufacturer floorplan payable	62,387	43,896
Principal payments on senior convertible notes	(45,644)	(20,025)
Net proceeds from (payments on) long-term debt and finance leases	18,668	(11,919)
Other, net	(509)	(643)
Net Cash Provided by Financing Activities	34,902	11,309
Effect of Exchange Rate Changes on Cash	(183)	(471)
Net Change in Cash	(4,325)	(1,153)
Cash at Beginning of Period	56,745	53,396
Cash at End of Period	$52,420	$52,243

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2019	2018	% Change	2019	2018	% Change
Revenue
Agriculture	$214,073	$209,697	2.1%	$533,538	$503,526	6.0%
Construction	78,031	76,994	1.3%	232,813	215,560	8.0%
International	68,832	74,222	(7.3)%	187,856	182,772	2.8%
Total	$360,936	$360,913	—%	$954,207	$901,858	5.8%

Income Before Income Taxes
Agriculture	$10,259	$9,383	9.3%	$18,312	$15,666	16.9%
Construction	347	1,154	(69.9)%	(541)	(1,773)	69.5%
International	2,061	2,596	(20.6)%	2,783	6,235	(55.4)%
Segment income (loss) before income taxes	12,667	13,133	(3.5)%	20,554	20,128	2.1%
Shared Resources	(258)	(363)	28.9%	(1,233)	(1,732)	28.8%
Total	$12,409	$12,770	(2.8)%	$19,321	$18,396	5.0%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Adjusted Net Income
Net Income	$8,214	$10,776	$13,280	$14,341
Adjustments
ERP transition costs	2,062	—	4,778	—
Loss on repurchase of senior convertible notes	—	—	—	615
Restructuring and impairment charges	51	153	186	873
Total Pre-Tax Adjustments	2,113	153	4,964	1,448
Less: Tax Effect of Adjustments (1)	444	32	1,042	280
Total Adjustments	1,669	121	3,922	1,208
Adjusted Net Income	$9,883	$10,897	$17,202	$15,549

Adjusted Diluted EPS
Diluted EPS	$0.37	$0.48	$0.60	$0.65
Adjustments (2)
ERP transition costs	0.09	—	0.21	—
Loss on repurchase of senior convertible notes	—	—	—	0.03
Restructuring and impairment charges	—	0.01	0.01	0.04
Total Pre-Tax Adjustments	0.09	0.01	0.22	0.07
Less: Tax Effect of Adjustments (1)	0.02	—	0.05	0.01
Total Adjustments	0.07	0.01	0.17	0.06
Adjusted Diluted EPS	$0.44	$0.49	0.77	0.71

Adjusted Income Before Income Taxes
Income Before Income Taxes	$12,409	$12,770	$19,321	$18,396
Adjustments
ERP transition costs	2,062	—	4,778	—
Loss on repurchase of senior convertible notes	—	—	—	615
Restructuring and impairment charges	51	153	186	873
Total Adjustments	2,113	153	4,964	1,488
Adjusted Income Before Income Taxes	$14,522	$12,923	$24,285	$19,884

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income Before Income Taxes	$10,259	$9,383	$18,312	$15,666
Restructuring and impairment charges	—	512	—	745
Adjusted Income Before Income Taxes	$10,259	$9,895	$18,312	$16,411

Adjusted Income (Loss) Before Income Taxes - Construction
Income Before Income Taxes	$347	$1,154	$(541)	$(1,773)
Restructuring and impairment charges	51	(359)	186	(27)
Adjusted Income Before Income Taxes	$398	$795	$(355)	$(1,800)

Adjusted Income (Loss) Before Income Taxes - International
Income Before Income Taxes	$2,061	$2,596	$2,783	$6,235
Restructuring and impairment charges	—	—	—	155
Adjusted Income Before Income Taxes	$2,061	$2,596	$2,783	$6,390

Adjusted EBITDA
Net Income	$8,214	$10,776	$13,280	$14,341
Adjustments
Interest expense, net of interest income	887	1,590	3,305	5,854
Provision for income taxes	4,195	1,994	6,041	4,055
Depreciation and amortization	7,797	6,442	21,061	17,889
EBITDA	21,093	20,802	43,687	42,139
Adjustments
ERP transition costs (excluding depreciation)	687	—	1,113	—
Restructuring and impairment charges	51	153	186	873
Total Adjustments	738	153	1,299	873
Adjusted EBITDA	$21,831	$20,955	$44,986	$43,012

Adjusted Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities			$(8,289)	$11,726
Net Change in Non-Manufacturer Floorplan Payable			62,387	43,896
Adjustment for Constant Equity in Inventory			(89,076)	(54,109)
Adjusted Net Cash Provided By (Used for) Operating Activities			$(34,978)	$1,513

(1) The tax effect of U.S. related adjustments was calculated using a 21% tax rate, determined based on a 21% federal statutory rate and no impact for state taxes given our valuation allowance against state deferred tax assets. No tax effect was recognized for foreign related items as all adjustments occurred in a foreign jurisdiction that has a full valuation allowance on its deferred tax assets.

(2) Adjustments are net of amounts allocated to participating securities where applicable.